Exhibit 99.6
MUTUAL GENERAL RELEASE AGREEMENT
     This Mutual General Release Agreement (this “Agreement”), dated June 29, 2007, is made and entered into by and between WESTAFF (USA), INC., a California corporation (the “Sub”), Westaff, Inc., a Delaware corporation (the “Company”), and W. ROBERT STOVER, an individual resident in the State of California (“Stover”). The Company, the Sub and Stover are collectively referred to as the “Parties” in this Agreement.
RECITALS
     A. Stover has served as Chairman of the Company’s Board of Directors since the Company’s incorporation in 1954, and has been continuously involved in the management of the Company and its various subsidiaries and affiliates since its founding in 1948.
     B. The Company has entered into a Governance Agreement dated April 30, 2007 with DelStaff, LLC and Michael T. Willis (the “Governance Agreement”). This Agreement is being entered into by the Parties pursuant to Section 5.3 of the Governance Agreement.
     C. The Sub and Stover are parties to a certain Employment Agreement, effective as of January 1, 1999 (the “Employment Agreement”), relating to the terms and conditions of Stover’s employment by and service to the Company and its affiliates.
     D. The Company and Stover are also parties to a certain Indemnification Agreement, dated as of April 30, 1996 (the “Indemnification Agreement”), relating to certain indemnification and advancement rights provided to Stover. Stover has additional indemnification and advancement rights under the Company’s certificate of incorporation and bylaws and under applicable law. All existing indemnification, advancement and other rights of Stover relating to indemnification or advancement by the Company or any of its affiliates, including without limitation, Stover’s rights under the Indemnification Agreement, are herein referred to as the “Indemnification Rights.”
     D. The Company issued an Amended and Restated Unsecured Subordinated Note, dated May 17, 2002 (the “Note”), in favor of Stover. The Note has an initial aggregate face amount of Two Million Dollars ($2,000,000).
     E. The Parties now desire to terminate their relationship, except with respect to the Indemnification Rights, the Note and certain other matters expressly provided for herein, in a mutually satisfactory manner as set forth herein.
AGREEMENT
     In consideration of the mutual promises and covenants contained in this Agreement, the receipt and adequacy of which are hereby acknowledged by each of the Parties, the Company and Stover hereby agree as follows:

          1. General Release And Covenant Not To Sue (Stover).
     a. Stover, for himself and for and on behalf of his family, heirs, assigns, executors, administrators, insurers, representatives and agents, past and present (collectively, the “Stover Parties”), hereby fully and without limitation releases, covenants not to sue, and forever discharges the Company and its parent companies, subsidiaries and affiliated entities, as well as their respective partners, directors, officers, stockholders, employees, attorneys, insurers, agents, predecessors and successors, past and present (collectively, the “Company Parties”), both individually and collectively, from any and all rights, claims, demands, liabilities, actions, causes of action, suits, judgments, damages, losses, debts, attorney’s fees, costs, and expenses, of any nature whatsoever, whether known or unknown, whether direct or indirect, and whether fixed or contingent (collectively “Claims”), that Stover or any other Stover Party now has, or may ever have, against the Company or any of the other Company Parties arising out of, or related in any way to: (i) Stover’s status and rights as an employee of the Company or any of the other Company Parties, including the termination of the Employment Agreement; (ii) Stover’s status and rights as a stockholder of the Company, including the sale of shares of Company stock by Stover Parties to DelStaff, LLC; (iii) Stover’s status and rights as a member and/or Chairman of the Board of the Directors of the Company or any of the other Company Parties; and (iv) any act, omission, or transaction with or related to the Company or any of the other Company Parties occurring on or before the Effective Date. Furthermore, Stover, for himself and for and on behalf of the other Stover Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Company Parties based upon any matter purported to be released hereby.
     b. Without limiting the foregoing, Stover understands and agrees that the foregoing release provisions waive and release Claims alleging violations of any federal or state employment discrimination or harassment law, including without limitation the California Fair Employment and Housing Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act (“ADEA”); the Americans with Disabilities Act; as well as Claims arising out of or related to violations of any provision of the California Labor Code; state and federal wage and hour laws; breach of contract; fraud; misrepresentation; common counts; unfair competition; breach of fiduciary duty; defamation; infliction of emotional distress; and any other state or federal law, rule, or regulation.
     c. This Agreement, and the release contained in this Section 1, are subject to the terms of the Older Workers Benefit Protection Act of 1990 (the “OWBPA”). The OWBPA provides that an individual cannot waive a right or claim under the ADEA unless the waiver is knowing and voluntary. In compliance with OWBPA, Stover hereby acknowledges and agrees that he has executed this Agreement voluntarily, and with full knowledge of its consequences. In addition, Stover hereby acknowledges and agrees as follows: (i) this Agreement has been written in a manner that is calculated to be understood, and is understood, by Stover; (ii) the release provisions of this Agreement apply to any rights Stover may have under the ADEA, including the right to file a lawsuit in state or federal court for age discrimination in violation of the ADEA; (iii) the release provisions of this Agreement do not apply to any rights or claims Stover may have under the ADEA that arise after the date he signs this Agreement; (iv) Stover has been advised and given the opportunity to consult with an attorney, and has consulted with an attorney to the extent he wished to do so, prior to executing this Agreement; (v) Stover has had the opportunity to consider this Agreement for a period of at least twenty-one days and hereby waives such consideration period; and (vi) Stover has the right to revoke this Agreement within seven days after its execution by providing written notice of such revocation to the Company. The release provisions of this Section 1, therefore, shall not become effective until the eighth day after Stover signs this Agreement; however, all other provisions of this Agreement shall become effective immediately upon the date Stover signs this Agreement.
     d. Stover, for himself and for and on behalf of the other Stover Parties, hereby acknowledges that he is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or her, must have materially affected his or his settlement with the debtor.”
Stover, for himself and for and on behalf of each of the other Stover Parties, hereby waives and relinquishes all rights and benefits which he or they may have under California Civil Code Section 1542 and any other law to the same or similar effect.
     e. Notwithstanding anything herein to the contrary, the release provisions of this Section 1 shall not apply to (i) any Claims that may not be released or waived as a matter of law (for example, claims for indemnification under the California Labor Code), (ii) any Claims arising out of or relating to the Note, (iii) any Claims arising out of or related to the Indemnification Rights, or (iv) any Claims against the Company or its affiliates for normal salary and benefits owed to Stover which have been accrued in the ordinary course of business of the Company on or before the date hereof. The Parties each acknowledge and agree that the Note, the Indemnification Rights and the terms and conditions thereof are in full force and effect as of the date hereof. Further, the provisions of this Section 1 do not prevent Stover from filing a charge with or participating in an investigation by the U.S. Equal Employment Opportunity Commission (the “EEOC”); provided, however, that Stover hereby waives any right to receive any monetary award resulting from such a charge or investigation. The Parties intend for this release to be enforced to the fullest extent permitted by law.
          2. General Release And Covenant Not To Sue (Company).
     a. The Company, for itself and for and on behalf of the other Company Parties, hereby fully and without limitation releases, covenants not to sue, and forever discharges Stover and each of the other Stover Parties, both individually and collectively, from any and all Claims that the Company or any other Company Party now has, or may ever have, against Stover or any of the other Stover Parties arising out of, or related in any way to: (i) Stover’s status and rights as an employee of the Company or any of the other Company Parties, including the termination of the Employment Agreement; (ii) Stover’s status and rights as a stockholder of the Company, including the sale of Company stock by Stover Parties to DelStaff LLC; (iii) Stover’s status and rights as a member and/or Chairman of the Board of the Directors of the Company or any of the other Company Parties; and (iv) any act, omission, or transaction with or related to Stover or any of the other Stover Parties occurring on or before the Effective Date. Furthermore, the Company, for itself and for and on behalf of the other Company Parties, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any of the Stover Parties based upon any matter purported to be released hereby.
     b. Without limiting the foregoing, Stover understands and agrees that the foregoing release provisions waive and release Claims alleging breach of contract; fraud; misrepresentation; common counts; unfair competition; breach of fiduciary duty; defamation; infliction of emotional distress; and any other state or federal law, rule, or regulation.
     c. The Company, for itself and for and on behalf of the other Company Parties, hereby acknowledges that it is aware of and familiar with the provisions of California Civil Code Section 1542, which provides as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or his favor at the time of executing the release, which if known by him or her, must have materially affected his or his settlement with the debtor.”
The Company, for itself and for and on behalf of each of the other Company Parties, hereby waives and relinquishes all rights and benefits which it or they may have under California Civil Code Section 1542 and any other law to the same or similar effect.
     e. Notwithstanding anything herein to the contrary, the release provisions of this Section 2 shall not apply to (i) any Claims that may not be released or waived as a matter of law, (ii) any Claims arising out of or relating to the Note, or (iii) any Claims arising out of or related to the Indemnification Rights. The Parties each acknowledge and agree that the Note, the Indemnification Rights and the terms and conditions thereof are in full force and effect as of the date hereof. The Parties intend for this release to be enforced to the fullest extent permitted by law.
          3. Representations and Warranties.
               a. Stover represents and warrants that:
                    (i) he has not assigned or transferred any interest in any Claims that he has or may have against the Company or any of the other Company Parties;
                    (ii) no person, firm, or other entity has asserted, currently asserts, or to his knowledge will assert a lien or claim of lien with respect to this Agreement; and

                    (iii) he has not suffered any work-related injury while employed by the Company or any of the other Released Parties which has not been fully and finally resolved to his satisfaction, and accordingly he has not filed any unresolved, and does not intend to file any claim for workers’ compensation benefits.
Stover acknowledges that the Company has relied upon these representations. As a result, Stover agrees, covenants, and represents that the Company may, but is not obligated to, submit this Agreement to the Workers’ Compensation Appeals Board for approval as a full compromise and release as to any workers’ compensation claims in the event that Stover files such a claim.
               b. The Company represents and warrants that:
                    (i) neither it nor any of its affiliates (other than Stover) has assigned or transferred any interest in any Claims that it has or may have against Stover or any of the Stover Parties; and
                    (ii) no person, firm, or other entity has asserted, currently asserts, or to its knowledge will assert a lien or claim of lien with respect to this Agreement.
The Company acknowledges that Stover has relied upon these representations.
     5. Non-Admission Of Liability.
          The Parties agree and acknowledge that this Agreement shall not be treated as an admission of liability or wrongdoing by either Party or any of the other Stover Parties or Company Parties at any time or for any purpose.
     6. Non-Disparagement.
               a. Stover agrees that he shall not make, and shall not directly or indirectly encourage any other person or entity to make, any statement, comment, or representation that has the tendency to disparage or defame the Company or any of the other Company Parties, or their respective business practices, products, services, officers, directors, employees, or general business reputation.
               b. The Company agrees that neither it nor any affiliate of the Company (other than Stover) shall make, or directly or indirectly encourage any other person or entity to make, any statement, comment, or representation that has the tendency to disparage or defame Stover or any of the other Stover Parties, or their respective business practices, products, services, officers, directors, employees, or general business reputation.
     7. Successors And Assigns.
               Each Party agrees that he or it will not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, or by operation of law, any rights or obligations under this Agreement. Any such purported assignment, transfer, or delegation shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective heirs, executors, administrators, representatives, trustees, successors, attorneys, and permitted assigns. This Agreement shall also inure to the benefit of any Company Released Party and any Stover Released Party. This Agreement shall not benefit any other person or entity except as specifically enumerated in this Agreement.
     8. Integration; Amendments and Waiver; Captions.
               a. This Agreement constitutes an integrated written contract expressing the entire agreement of the Parties with respect to the subject matter hereof. There is no other agreement, written or oral, express or implied, between the Parties relating to the subject matter of this Agreement. This Agreement supersedes all other prior and contemporaneous agreements and statements, written or oral, express or implied, pertaining in any manner to the subject matter hereof.
               b. This Agreement may not be amended except by an instrument in writing, signed by each of the Parties. No failure to exercise and no delay in exercising any right, remedy or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any rights, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy or power provided herein or by law or in equity.
               c. The captions and section numbers in this Agreement are inserted for the reader’s convenience, and in no way define, limit, construe, or describe the scope or intent of the provisions of this Agreement.
     9. Ambiguities.
          The terms of this Agreement have been reviewed and negotiated by the Parties. Accordingly, the Parties expressly waive any common-law or statutory rule of construction that ambiguities should be construed against the drafter of this Agreement. The language of this Agreement shall be construed according to its fair meaning.
     10. Choice Of Law.
          This Agreement shall be governed by and interpreted in accordance with the laws of the State of California, including all matters of construction, validity, performance, and enforcement, without regard to California’s rules regarding conflicts of law.
     11. Severability.
          If any provision of this Agreement, or its application to any person, place, or circumstance, is held by an arbitrator or a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect.

     12. Arbitration.
          All disputes or controversies between Stover or any of the other Stover Parties, on the one hand, and the Company or any of the other Company Parties, on the other hand, relating in any manner whatsoever to, or arising from, this Agreement or the terms hereof (“Arbitrable Claims”) shall be resolved by arbitration in San Francisco, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended (“AAA Commercial Rules”) and shall be decided by a single arbitrator selected by mutual agreement of the parties or otherwise decided in accordance with the AAA Commercial Rules if they cannot mutually agree on an arbitrator within thirty (30) days of the effective date of the notice initiating the arbitration. The fees of the arbitrator shall be split equally amongst the parties to the arbitration. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable. The final determination of the arbitrator shall be binding upon the parties. The claims subject to arbitration hereunder include, without limitation, contract claims, tort claims, as well as claims based on any federal, state, or local law, statute or regulation. The Parties understand and agree that this Section 12 constitutes an agreement to arbitrate disputes and will result in a waiver of the right to a trial by jury on any matters subject to arbitration pursuant to the terms hereof.
STOVER REPRESENTS THAT HE HAS READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF ITS TERMS; THAT HE HAS EXECUTED THIS AGREEMENT WITHOUT COERCION OR DURESS OF ANY KIND; THAT HE HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 21 DAYS AND HEREBY WAIVES SUCH CONSIDERATION PERIOD; AND THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL ABOUT THIS AGREEMENT TO THE EXTENT HE ELECTED TO DO SO.
THE COMPANY REPRESENTS THAT IT HAS READ THIS AGREEMENT AND FULLY UNDERSTANDS ALL OF ITS TERMS; THAT IT HAS EXECUTED THIS AGREEMENT WITHOUT COERCION OR DURESS OF ANY KIND; THAT IT HAS BEEN GIVEN THE OPPORTUNITY TO CONSIDER THIS AGREEMENT FOR 21 DAYS AND HEREBY WAIVES SUCH CONSIDERATION PERIOD; AND THAT IT HAS HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL ABOUT THIS AGREEMENT TO THE EXTENT IT ELECTED TO DO SO.

Dated: June 29, 2007	/s/ W. Robert Stover
W. ROBERT STOVER

Dated: June 29, 2007	WESTAFF, INC.
/s/ Michael T. Willis
	Name:	Michael T. Willis
	Title:	President and Chief Executive Officer

Dated: June 28, 2007	WESTAFF (USA), INC.
/s/ John P. Sanders
	Name:	John P. Sanders
	Title:	Senior Vice President and Chief Financial Officer

[Signature Page to Mutual General Release Agreement]